SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT ("Agreement") is entered into this ____ day of July, 2001 by and between PREMIER CONCEPTS, INC., a Colorado corporation, ("Company") and____________________________________ ("Buyer").

W I T N E S S E T H:

         WHEREAS, Company and Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D" as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") and/or Section 4(2) of the Securities Act; and

         WHEREAS, Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, shares of Common Stock, $.002 par value per share of Company (the "Common Stock"), upon the terms and subject to the conditions of this Agreement (the Common Stock sometimes referred to herein as the "Securities").

         NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.      AGREEMENT TO PURCHASE.

                  a.               Common Stock. Buyer hereby unconditionally and irrevocably agrees to purchase from the Company ________________________________ (___________) shares of Common Stock (the "Shares") at a price of $0.875 per share.

                   b.      Payment. Buyer shall pay the purchase price for the Shares against delivery and tender of the purchase price in the amount of $_______ concurrently with the execution of this Agreement.

         2.      BUYER REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to, and covenants and agrees with, Company as follows:

                  a.               Buyer is purchasing the Securities for its own account for investment only and not with a view towards the public sale or distribution thereof;

                  b.      Buyer is (i) an "accredited investor" as that term is defined in Rule 501(a) of the General Rules and Regulations under the Securities Act and summarized on Appendix A hereto, and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities;

                  c.      All subsequent offers and sales of the Securities by Buyer shall be made pursuant to registration of the Shares under the Securities Act or pursuant to an exemption from registration;

                  d.      Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Company is relying upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Securities and to receive an offer of the Shares;

                  e.      Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Company and materials relating to the offer and sale of the Securities which have been requested by Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of Company and have received complete and satisfactory answers to any such inquiries.

                  f.      Buyer understands that its investment in the Securities involves a high degree of risk;

                  g.      Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities;

                  h.      This Agreement has been duly and validly authorized, executed and delivered on behalf of Buyer and is a valid and binding agreement of Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

                   i.      Neither Buyer, nor any affiliate of Buyer, will enter into, any put option, short position, or other similar position with respect to the Securities or the Shares.

         3.      COMPANY REPRESENTATIONS AND WARRANTIES. Company represents and warrants to Buyer that:

                    a.      Concerning the Shares. There are no preemptive rights of any stockholder of Company, as such, to acquire the Common Stock.

                     b.      Reporting Company Status. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary other than those jurisdictions in which the failure to so qualify would not have a material and adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Company. Company has registered its Common Stock pursuant to Section 12 of the Exchange Act.

                    c.      Securities Purchase Agreement. This Agreement, and the transactions contemplated thereby, have been duly and validly authorized by Company, this Agreement has been duly executed and delivered by Company and this Agreement is the valid and binding agreement of Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally; and the Securities will be duly and validly authorized and, when executed and delivered on behalf of Company in accordance with this Agreement, will be a valid and binding obligation of Company in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

                      d.      Non-contravention. The execution and delivery of this Agreement by Company, the issuance of the Securities, and the consummation by Company of the other transactions contemplated by this Agreement, do not and will not conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

                     e.      Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by Company for the issuance and sale of the Securities to Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

                      f.      SEC Documents, Financial Statements. The Common Stock of Company is registered pursuant to Section 12(g) of the Exchange Act. Buyer has had the opportunity to obtain on Buyer's behalf true and complete copies of the SEC Documents (except for exhibits and incorporated documents). Company has not provided to Buyer any information which, according to applicable law, rule or regulation, should have been disclosed publicly by Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

                              As of their respective dates, all of Company's reports, statements and other filings with the Commission (the "SEC Documents") complied in all material respects with the requirements of the Act or the Exchange Act as the case may be and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                     g.      Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the business or financial condition of Company or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, this Agreement or any of such other documents.

                       h.      Nasdaq Maintenance. As of the date of the Company's most recent Quarterly Report on Form 10-QSB for the quarter ended April 30, 2001, as filed with the Securites and Exchange Commission on June 15, 2001, the Company was in compliance with all Nasdaq requirements for continued listing except the requirement that it conduct an annual meeting of shareholders. The Company cured that deficiency by conducting its annual meeting of shareholders on June 29, 2001. The Company has received no other notification from Nasdaq that it is not in compliance with its continued listing requirements.

                     i.      Outstanding Shares, Options and Warrants.  As of the date of this Agreement, the Company has issued and outstanding 1,530,574 shares of common stock, options exerciseable to purchase 217,500 shares of common stock and warrants exerciseable to purchase 648,125 shares of common stock.

         4.      CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

                     a.      Transfer Restrictions. Buyer acknowledges that (1) the Securities have not been and are not being registered under the provisions of the Securities Act and the Securities have not been and are not being registered under the Securities Act, and may not be transferred unless (A) subsequently registered thereunder or (B) Buyer shall have delivered to Company an opinion of counsel, reasonably satisfactory in form, scope and substance to Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder; and (3) neither Company nor any other person is under any obligation to register the Securities under the Securities Act or to comply with the terms and conditions of any exemption thereunder.

                     b.      Restrictive Legend. Buyer acknowledges and agrees that the Securities issued to Buyer shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Securities):

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                     c.      Filings. Company undertakes and agrees to make all necessary filings in connection with the sale of the Securities to Buyer under any United States laws and regulations, or by any domestic securities exchange or trading market, and to provide a copy thereof to Buyer promptly after such filing.

                     d.      Reporting Status. So long as Buyer beneficially owns any of the Securities, Company shall file all reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

                     e.      Board of Directors. For a period of one year following the execution of this Agreement, and provided that Buyer still is the beneficial owner of the Securities, Buyer (together with all other Buyers under this Agreement and concurrent Agreements, acting as a class) shall have the right to appoint one designee to serve as a member of the Company's Board of Directors.

         5.      DEMAND REGISTRATION RIGHTS.

                     a.      Within thirty (30) days of the date hereof, the Company shall cause to be prepared and filed with the SEC a Registration Statement on Form S-3 (or such other form as may be available for such purpose) registering for sale all of the Shares herein subscribed and purchased ("Registration Statement" and "Registrable Securities," respectively).

                      b.      In connection with the preparation and filing of the Registration Statement, the Company agrees to (i) use its best efforts to cause such Registration Statement to be declared effective; (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of 12 months; (iii) furnish to the Buyer such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act of 1933, as amended (the "Act"), and such other documents as Buyer may reasonably request in order to facilitate the disposition of the shares of Common Stock; and (iv) use its best efforts to register and qualify the shares of Common Stock covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be identified by Buyer for the distribution of the securities covered by the Registration Statement.

                      c.      All expenses incurred in connection with the registration, offering, and distribution of the Registered Securities, including without limitation, all fees and disbursements of legal counsel, accounting fees, printing, filing and Blue Sky fees, shall be paid by the Company. Any broker's commissions, fees or discounts charged or incurred by Buyer in connection with the sale of the Shares shall be paid by Buyer.

                      d.      To the extent permitted by law, Buyer will indemnify and hold harmless the Company, and its directors, officers, employees, agents and representatives, as well as its controlling persons (within the meaning of the Act) against any losses, claims, damages, liabilities, or expenses, including without limitation, attorney's fees and disbursements, which arise out of or are based upon any violation by Buyer of the Act or under the Securities Exchange Act of 1934, or any rule or regulation promulgated thereunder applicable to Buyer, or arise out of or are based upon any untrue statement or omission of Buyer in this Agreement, or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission, or alleged omission was made in such Registration Statement in reliance upon and in conformity with information furnished by Buyer in writing, expressly for use in connection with such Registration Statement.

                      e.      To the extent permitted by law, the Company will indemnify and hold harmless Buyer, including its officers, directors, employees, agents, and representatives, against any losses, claims, damages, liabilities, or expenses, including without limitation attorney's fees and disbursements, to which Buyer may become subject under the Act to the extent that such losses, claims, damages or liabilities arise out of or are based upon any violation by the Company of the Act or under the Securities Exchange Act of 1934, or any rule or regulation promulgated thereunder applicable to the Company, or arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction required of the Company in connection with such Registration Statement; provided, however, that the indemnify agreement contained in this paragraph shall not apply to any loss, damage or liability to the extent that same arises out of or is based upon an untrue statement or omission made in connection with such Registration Statement in reliance upon and in conformity with information furnished in writing expressly for use in connection with such Registration Statement by Buyer.

                       f.      Buyer undertakes to comply with all applicable laws governing the distribution of ecurities in connection with Buyer's sale of common stock of the Company acquired pursuant to this Agreement, including, without limitation, Regulation M under the Securities Exchange Act of 1934, and to notify the Company of any changes in Buyer's plan of distribution, including the determination of the public offering price and any dealer concession or discount so that the Company can sticker or amend the Registration Statement as the Company deems appropriate in its sole discretion.

         6.      GOVERNING LAW: MISCELLANEOUS. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of and County of Boulder, State of Colorado in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

         7.      NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery, or (b) if advance copy is given by fax, (ii) seven business days after deposit in the United States Postal Service by regular or certified mail, or (iii) three business days mailing by international express courier, with postage and fees prepaid, addressed to the other party thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other party hereto:
COMPANY:	PREMIER CONCEPTS, INC. ATTN: Sissel Eckenhausen, Chief Executive Officer 3033 South Parker Road, Suite 120 Aurora, Colorado 80014 Fax No. (303) 338-5780
with a copy to:	Clifford L. Neuman, Esq. Neuman & Drennen, LLC 1507 Pine Street Boulder, Colorado 80302 Fax No. (303) 449-1045
BUYER:
____________________________
____________________________
___________________________

         8.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Company's representations and warranties shall survive the execution and delivery hereof of this Agreement and the delivery of the Securities and the Purchase Price, and shall inure to the benefit of their respective successors and assigns.

         9.      SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.
COMPANY:	PREMIER CONCEPTS, INC.
By:________________________________________ Authorized Agent
BUYER:	___________________________________________
By:________________________________________ Authorized Agent

APPENDIX A

         The term "Accredited Investor" refers to any person or entity who comes within any of the following categories or who we reasonably believe comes within any of the following categories, at the time of the sale of the Shares to such Investor:

         1.      Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(2) of ERISA, which is either a bank, a savings and loan association, insurance company, registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

         2.      Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

         3.      Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

         4.      Any Director or executive officer of Premier Concepts, Inc.;

         5.      Any trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506 of Regulation D;

         6.      Any natural person whose individual net worth or joint net worth with that person's spouse, at the time of his purchase, exceeds $1,000,000;

         7.      Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income in the current year; and

         8.      Any entity in which all of the equity owners are accredited investors.